EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, JULY 28, 2017

ExxonMobil Earns $3.4 Billion in Second Quarter 2017

•	Funded Phase 1 of world-class Guyana Liza development, with first oil expected by 2020
•	Progressed investments in advantaged manufacturing sites and acquired strategic assets in Singapore to meet growing product demand
•	Cash flow from operating activities covered second quarter dividends and additions to property, plant and equipment

	Second Quarter			First Half
	2017	2016	%	2017	2016	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings	3,350	1,700	97	7,360	3,510	110
Earnings Per Common Share
Assuming Dilution	0.78	0.41	90	1.73	0.84	106

Capital and Exploration
Expenditures	3,925	5,158	-24	8,094	10,285	-21

IRVING, Texas – July 28, 2017 – Exxon Mobil Corporation today announced estimated second quarter 2017 earnings of $3.4 billion, or $0.78 per diluted share, compared with $1.7 billion a year earlier,  as oil and gas realizations increased and refining margins improved.

“These solid results across our businesses were driven by higher commodity prices and a continued focus on operations and business fundamentals,” said Darren W. Woods, chairman and chief executive officer. “Our job is to grow long-term value by investing in our integrated portfolio of opportunities that succeed regardless of market conditions.”

During the second quarter, Upstream earnings rose substantially to $1.2 billion as realizations increased. Downstream results grew 68 percent to $1.4 billion on improved refining margins and higher refinery volumes. Chemical earnings were $985 million, $232 million lower than a year ago, primarily due to higher turnaround activities, lower volumes, and decreased margins.

Upstream volumes declined 1 percent to 3.9 million oil‑equivalent barrels per day compared with a year ago largely due to lower entitlements, while increases from projects and work programs more than offset the impacts of field decline.

During the quarter, the corporation distributed $3.3 billion in dividends to shareholders.

Second Quarter 2017 Highlights
•	Earnings of $3.4 billion increased 97 percent from the second quarter of 2016.
•	Earnings per share assuming dilution were $0.78.
•	Cash flow from operations and asset sales was $7.1 billion, including proceeds associated with asset sales of $154 million.
•	Capital and exploration expenditures were $3.9 billion, down 24 percent from the second quarter of 2016.
•

Oil‑equivalent production was 3.9 million oil‑equivalent barrels per day, down 1 percent from the prior year. Excluding entitlement effects and divestments, oil‑equivalent production was up 1 percent from the prior year.

•	The corporation distributed $3.3 billion in dividends to shareholders.
•	Dividends per share of $0.77 increased 2.7 percent compared to the second quarter of 2016.
•

The company made a final investment decision to proceed with the first phase of the Liza field development located offshore Guyana. Production is expected to begin by 2020, less than five years after discovery of the field, from a floating production, storage, and offloading vessel designed to produce up to 120,000 barrels of oil per day.

•

The Liza‑4 well encountered more than 197 feet (60 meters) of high‑quality, oil‑bearing sandstone reservoirs, which will underpin a potential Liza Phase 2 development. In July, the company also announced positive results from the Payara‑2 well, which encountered 59 feet (18 meters) of high‑quality, oil‑bearing sandstone reservoirs. Gross recoverable resources for the Stabroek block are now estimated at 2.25 billion to 2.75 billion oil‑equivalent barrels, which includes Liza and discoveries at Payara and Snoek.

•

ExxonMobil announced positive results for the Muruk‑1 sidetrack 3 well in Papua New Guinea, located about 13 miles (21 kilometers) northwest of Hides gas field. The Muruk‑1 sidetrack well was safely drilled to 13,550 feet (4,130 meters) and encountered high‑quality sandstone reservoirs southwest of the Muruk‑1 natural gas discovery. During a subsequent production test the well successfully flowed gas and condensate at an equipment constrained rate of 16 million standard cubic feet per day.

•

The company spud its first well on the recently acquired Delaware Basin acreage, drilling a 12,500 foot (3,810 meters) lateral section. ExxonMobil continues to expand midstream capabilities in the basin through strategic partnerships such as the recently signed agreement with Summit Midstream Partners, LP.

•

The company safely towed the Hebron platform from the Bull Arm construction site in Newfoundland and Labrador, Canada, to the Hebron field in the Jeanne d’Arc Basin, located about 220 miles (350 kilometers) offshore. The Hebron field is anticipated to produce 150,000 barrels of oil per day from a recoverable resource of 700 million barrels. Commissioning work is underway, with first oil anticipated before the end of 2017.

•

The company reached an agreement with Jurong Aromatics Corporation Pte Ltd to acquire one of the world’s largest aromatics plants located on Jurong Island in Singapore. The plant, with annual production capacity of 1.4 million metric tons, will strengthen both operational and logistical synergies for ExxonMobil’s integrated refining and petrochemical complex nearby.

•

ExxonMobil and SABIC announced the selection of a site in San Patricio County, Texas, for potential development of a jointly owned petrochemical complex on the U.S. Gulf Coast. The proposed multibillion dollar investment would include a world‑scale ethane steam cracker capable of producing 1.8 million metric tons of ethylene per year, which would feed a monoethylene glycol unit and two polyethylene units.

•

ExxonMobil announced the mechanical completion of two new 650,000 metric tons per year high performance polyethylene lines at its plastics plant in Mont Belvieu, Texas. The company expects production to begin during the third quarter of 2017. This project enables ExxonMobil to economically supply a rapidly growing demand for high-value polyethylene products.

•

ExxonMobil announced the completion of an expansion in Singapore to increase production of grease and synthetic lubricants, including Mobil 1, the company’s flagship synthetic engine oil. This expansion further strengthens the company’s manufacturing capabilities and its ability to meet the growing demand for grease and synthetic lubricants products in the Asia Pacific region.

•

ExxonMobil announced plans to enter the Mexican fuels market in 2017 with Mobil-branded stations and its new signature line of advanced Synergy gasoline and diesel fuels. The company plans to invest about $300 million in fuels logistics, product inventories and marketing over the next 10 years.

•

ExxonMobil and Synthetic Genomics, Inc. announced a breakthrough in research into advanced biofuels involving the modification of an algae strain that more than doubled its oil content without significantly inhibiting the strain’s growth. Additional research and extensive testing are required before commercial application.

Second Quarter 2017 vs. Second Quarter 2016

Upstream earnings were $1.2 billion in the second quarter of 2017, up $890 million from the second quarter of 2016. Higher liquids and gas realizations increased earnings by $890 million. Lower liquids volume and mix effects decreased earnings by $260 million due to lower sales from timing of liftings. Higher gas volumes and mix effects increased earnings by $120 million. All other items, including lower expenses, increased earnings by $140 million.

On an oil‑equivalent basis, production decreased 1 percent from the second quarter of 2016. Liquids production totaled 2.3 million barrels per day, down 61,000 barrels per day as field decline and lower entitlements were partly offset by increased project volumes and work programs. Natural gas production was 9.9 billion cubic feet per day, up 158 million cubic feet per day from 2016 as project ramp‑up, primarily in Australia, was partly offset by field decline and lower demand.

U.S. Upstream results were a loss of $183 million in the second quarter of 2017, compared to a loss of $514 million in the second quarter of 2016. Non‑U.S. Upstream earnings were $1.4 billion, up $559 million from the prior year period.

Downstream earnings were $1.4 billion, up $560 million from the second quarter of 2016. Higher margins increased earnings by $220 million, while favorable volume and mix effects increased earnings by $90 million. All other items increased earnings by $250 million, including asset management gains, favorable foreign exchange impacts, and lower turnaround expenses. Petroleum product sales of 5.6 million barrels per day were 58,000 barrels per day higher than last year’s second quarter.

Earnings from the U.S. Downstream were $347 million, down $65 million from the second quarter of 2016. Non‑U.S. Downstream earnings of $1 billion were $625 million higher than prior year.

Chemical earnings of $985 million were $232 million lower than the second quarter of 2016. Weaker margins decreased earnings by $40 million. Volume and mix effects decreased earnings by $50 million. All other items decreased earnings by $140 million primarily due to higher turnaround expenses. Second quarter prime product sales of 6.1 million metric tons were 190,000 metric tons lower than the prior year.

U.S. Chemical earnings of $481 million were $28 million lower than the second quarter of 2016. Non‑U.S. Chemical earnings of $504 million were $204 million lower than prior year.

Corporate and financing expenses were $204 million for the second quarter of 2017, down $432 million from the second quarter of 2016 mainly due to favorable tax items.

First Half 2017 Highlights
•	Earnings of $7.4 billion increased 110 percent from $3.5 billion in 2016.
•	Earnings per share assuming dilution were $1.73.
•	Cash flow from operations and asset sales was $16 billion, including proceeds associated with asset sales of $841 million.

•	Capital and exploration expenditures were $8.1 billion, down 21 percent from 2016.
•

Oil‑equivalent production was 4 million oil‑equivalent barrels per day, down 3 percent from the prior year. Excluding entitlement effects and divestments, oil‑equivalent production was flat with the prior year.

•	The corporation distributed $6.4 billion in dividends to shareholders.

First Half 2017 vs. First Half 2016

Upstream earnings were $3.4 billion, up $3.2 billion from the first half of 2016. Higher realizations increased earnings by $3.2 billion. Unfavorable volume and mix effects decreased earnings by $320 million. All other items increased earnings by $310 million, primarily due to lower expenses partly offset by unfavorable tax items in the current year.

On an oil‑equivalent basis, production of 4 million barrels per day was down 3 percent compared to 2016. Liquids production of 2.3 million barrels per day decreased 133,000 barrels per day as lower entitlements and field decline were partly offset by increased project volumes and work programs. Natural gas production of 10.4 billion cubic feet per day increased 168 million cubic feet per day from 2016 as project ramp‑up, primarily in Australia, was partly offset by field decline.

U.S. Upstream results were a loss of $201 million in 2017, compared to a loss of $1.3 billion in 2016. Earnings outside the U.S. were $3.6 billion, up $2.1 billion from the prior year.

Downstream earnings of $2.5 billion increased $770 million from 2016. Stronger refining and marketing margins increased earnings by $230 million, while volume and mix effects increased earnings by $260 million. All other items increased earnings by $280 million, mainly reflecting asset management gains and lower maintenance expense. Petroleum product sales of 5.5 million barrels per day were 60,000 barrels per day higher than 2016.

U.S. Downstream earnings were $639 million, an increase of $40 million from 2016. Non‑U.S. Downstream earnings were $1.9 billion, up $730 million from the prior year.

Chemical earnings of $2.2 billion decreased $416 million from 2016. Weaker margins decreased earnings by $110 million. Volume and mix effects decreased earnings by $60 million. All other items decreased earnings by $250 million, primarily due to higher turnaround expenses and unfavorable foreign exchange effects. Prime product sales of 12.2 million metric tons were down 291,000 metric tons from the first half of 2016.

U.S. Chemical earnings were $1 billion, down $80 million from 2016. Non‑U.S. Chemical earnings of $1.1 billion were $336 million lower than prior year.

Corporate and financing expenses were $733 million in 2017 compared to $1 billion in 2016, with the decrease mainly due to net favorable tax‑related items.

During the first half of 2017, Exxon Mobil Corporation purchased 6 million shares of its common stock for the treasury at a gross cost of $496 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs, but does not currently plan on making purchases to reduce shares outstanding. The company also issued a combined 96 million shares of common stock during the first quarter to complete the acquisition of InterOil Corporation and the acquisition of entities that own oil and gas properties located primarily in the Permian Basin.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on July 28, 2017. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Future results, including project plans, costs, timing, and capacities; capital and exploration expenditures; production rates; resource recoveries; the impact of new technologies; and share purchase levels, could differ materially due to factors including: changes in oil, gas or petrochemical prices or other market or economic conditions affecting the oil, gas or petrochemical industries, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the impact of fiscal and commercial terms and outcome of commercial negotiations; the results of research programs; changes in technical or operating conditions; actions of competitors; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2016 Form 10‑K. Closing of pending acquisitions is also subject to satisfaction of the conditions precedent provided in the applicable agreement. We assume no duty to update these statements as of any future date.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II. References to recoverable resources and other quantities of oil, natural gas or condensate may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms including “prime product sales” is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.  Mobil 1 and Synergy are registered trademarks of Exxon Mobil Corporation.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
			Attachment I

Exxon Mobil Corporation
Second Quarter 2017
(millions of dollars, unless noted)
	Second Quarter		First Half
	2017	2016	2017	2016
Earnings / Earnings Per Share

Total revenues and other income	62,876	57,694	126,163	106,401
Total costs and other deductions	58,720	55,298	116,089	102,275
Income before income taxes	4,156	2,396	10,074	4,126
Income taxes	892	715	2,720	664
Net income including noncontrolling interests	3,264	1,681	7,354	3,462
Net income attributable to noncontrolling interests	(86)	(19)	(6)	(48)
Net income attributable to ExxonMobil (U.S. GAAP)	3,350	1,700	7,360	3,510

Earnings per common share (dollars)	0.78	0.41	1.73	0.84

Earnings per common share
- assuming dilution (dollars)	0.78	0.41	1.73	0.84

Other Financial Data

Dividends on common stock
Total	3,289	3,133	6,423	6,187
Per common share (dollars)	0.77	0.75	1.52	1.48

Millions of common shares outstanding
At June 30			4,237	4,147
Average - assuming dilution	4,271	4,178	4,244	4,178

ExxonMobil share of equity at June 30			179,178	170,591
ExxonMobil share of capital employed at June 30			223,646	216,947

Income taxes	892	715	2,720	664
Sales-based taxes	5,589	5,435	10,931	10,250
All other taxes	7,170	7,291	14,073	14,022
Total taxes	13,651	13,441	27,724	24,936

ExxonMobil share of income taxes of
equity companies	569	385	1,216	865

			Attachment II

Exxon Mobil Corporation
Second Quarter 2017
(millions of dollars)
	Second Quarter		First Half
	2017	2016	2017	2016
Earnings (U.S. GAAP)
Upstream
United States	(183)	(514)	(201)	(1,346)
Non-U.S.	1,367	808	3,637	1,564
Downstream
United States	347	412	639	599
Non-U.S.	1,038	413	1,862	1,132
Chemical
United States	481	509	1,010	1,090
Non-U.S.	504	708	1,146	1,482
Corporate and financing	(204)	(636)	(733)	(1,011)
Net income attributable to ExxonMobil	3,350	1,700	7,360	3,510

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	6.9	4.6	15.2	9.4
Proceeds associated with asset sales	0.2	1.0	0.8	1.2
Cash flow from operations and asset sales	7.1	5.6	16.0	10.6

			Attachment III

Exxon Mobil Corporation
Second Quarter 2017

	Second Quarter		First Half
	2017	2016	2017	2016
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	520	495	516	498
Canada / South America	374	359	398	417
Europe	195	201	200	210
Africa	417	494	425	529
Asia	710	724	710	725
Australia / Oceania	53	57	52	55
Worldwide	2,269	2,330	2,301	2,434

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	3,083	3,097	3,047	3,129
Canada / South America	203	257	209	257
Europe	1,442	1,749	2,102	2,262
Africa	4	7	5	5
Asia	3,867	3,819	3,837	3,806
Australia / Oceania	1,321	833	1,211	784
Worldwide	9,920	9,762	10,411	10,243

Oil-equivalent production (koebd)[1]	3,922	3,957	4,036	4,141

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

			Attachment IV

Exxon Mobil Corporation
Second Quarter 2017

	Second Quarter		First Half
	2017	2016	2017	2016
Refinery throughput (kbd)
United States	1,601	1,555	1,611	1,578
Canada	358	246	378	322
Europe	1,521	1,462	1,488	1,365
Asia Pacific	664	718	658	724
Other	201	171	200	180
Worldwide	4,345	4,152	4,335	4,169

Petroleum product sales (kbd)
United States	2,187	2,228	2,171	2,223
Canada	494	479	494	478
Europe	1,653	1,561	1,595	1,495
Asia Pacific	755	760	731	763
Other	469	472	486	458
Worldwide	5,558	5,500	5,477	5,417

Gasolines, naphthas	2,265	2,266	2,214	2,239
Heating oils, kerosene, diesel	1,850	1,752	1,842	1,726
Aviation fuels	383	386	377	394
Heavy fuels	367	367	373	376
Specialty products	693	729	671	682
Worldwide	5,558	5,500	5,477	5,417

Chemical prime product sales,
thousand metric tons (kt)
United States	2,334	2,447	4,614	4,847
Non-U.S.	3,786	3,863	7,578	7,636
Worldwide	6,120	6,310	12,192	12,483

			Attachment V

Exxon Mobil Corporation
Second Quarter 2017
(millions of dollars)
	Second Quarter		First Half
	2017	2016	2017	2016
Capital and Exploration Expenditures
Upstream
United States	756	914	1,460	1,989
Non-U.S.	2,030	3,005	4,445	5,909
Total	2,786	3,919	5,905	7,898
Downstream
United States	173	227	378	416
Non-U.S.	413	415	753	754
Total	586	642	1,131	1,170
Chemical
United States	414	355	802	789
Non-U.S.	121	208	230	385
Total	535	563	1,032	1,174

Other	18	34	26	43

Worldwide	3,925	5,158	8,094	10,285

Exploration expenses charged to income
included above
Consolidated affiliates
United States	37	35	71	143
Non-U.S.	477	409	730	655
Equity companies - ExxonMobil share
United States	1	-	1	-
Non-U.S.	10	5	24	(5)
Worldwide	525	449	826	793

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63
Fourth Quarter	1,680	0.41
Year	7,840	1.88

2017
First Quarter	4,010	0.95
Second Quarter	3,350	0.78

[1] Computed using the average number of shares outstanding during each period.